SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

ISC8 INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-008402	33-0280334
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626
(Address of principal executive offices)

(714) 549-8211
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

See Item 2.03.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the offering of senior subordinated secured convertible promissory notes (“Notes”) previously disclosed in the Current Reports on Form 8-K filed by the Company on March 12, 2014 and April 11, 2014, the Company entered into additional Note Purchase Agreements (“Purchase Agreements”) with certain accredited investors (the “Investors”), resulting in the issuance of Notes in the aggregate principal amount of $724,000. To date, the Company has entered into Purchase Agreements, and issued Notes in the aggregate principal amount of approximately $2.7 million. The Notes accrue interest at a rate of 12% per annum and mature on July 31, 2014. Additionally, in the event the Company consummates a debt or equity financing resulting in gross proceeds of at least $4.0 million (a “Qualified Financing”), the then outstanding principal balance of the Notes, plus all accrued but unpaid interest, will convert into the securities issued in connection with the Qualified Financing.

Per the terms of the Purchase Agreements, the Notes were issued with an original issue discount of 25%. As of the date hereof, the Company has received gross proceeds of approximately $2.0 million from the issuance of the Notes. The Company intends to use these proceeds for general working capital purposes.

Disclaimer.

The descriptions of the Notes and the Purchase Agreements in this Current Report on Form 8-K do not purport to be complete, and are qualified in their entirety by reference to the form of Note and form of Purchase Agreement attached as Exhibits 10.1 and 10.2 respectively, to the Current Report on Form 8-K filed by the Company on March 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISC8 INC.

Date: May 30, 2014	By:	/s/ John Vong
John Vong
Chief Financial Officer